Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 8, 2007, except for the second paragraph to Note 5 and Note 13, as to which the date is October 11, 2007, with respect to the consolidated financial statements of Entropic Communications, Inc. included in the Registration Statement (Amendment No. 4 on Form S-1 No. 333-144899) and related Prospectus of Entropic Communications, Inc. expected to be filed with the Securities and Exchange Commission.

/s/  Ernst & Young LLP

San Diego, California

October 18, 2007